EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs

(414) 347-3836

Sensient Technologies Corporation

Reports Earnings for the Quarter Ended June 30, 2003

Revenues continue steady upward climb

MILWAUKEE—July 16, 2003—Sensient Technologies Corporation (NYSE: SXT) reported $261.9 million of revenue in the second quarter ended June 30, 2003, an increase of 9.3% from $239.6 million in last year’s second quarter. Diluted earnings per share were up 4.5% to 46 cents in the second quarter versus 44 cents per share in the comparable quarter in 2002.

Revenue for the six months ended June 30, 2003, jumped 9.8% to $497 million, up from $452.7 million in last year’s first half. Diluted earnings per share for the first six months increased 11.3%, to 89 cents compared to 80 cents for the six months ended June 30, 2002.

“We have reported our seventh consecutive quarterly increase in revenues and diluted earnings per share,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation. “In a less than robust environment, we are not only protecting our business base but also improving our market position.”

BUSINESS REVIEW

Flavors & Fragrances Group revenue rose 4.6% to $154.2 million in the second quarter ended June 30, 2003, compared to $147.4 million for last year’s second quarter. Operating income was $22.3 million versus $23.7 million in last year’s comparable quarter. For the past six months, revenue and operating income were $293.7 million and $42.3 million, respectively.

-MORE-

Sensient Technologies Corporation                                                                                                                                                Page 2

Earnings Release – Quarter ended June 30, 2003

July 16, 2003

Flavors and Fragrances Group revenue growth was driven by higher sales in Canada and Europe balanced by lower sales in Mexico. Group operating income declined in the quarter, as lower demand in Mexico and unfavorable margins in Spain offset significant profitability improvements elsewhere in Europe.

Color Group revenue rose to $101.5 million in the second quarter of 2003, posting an increase of 16.3% from $87.2 million in the previous year’s quarter. Operating income was up 5.2% to $21.6 million compared to $20.6 million in last year’s second quarter. During the six months ended June 30, 2003, revenue and operating income increased 17.1% and 9.1%, respectively, over the prior year’s comparable period.

Higher sales in the European food color segment and double-digit sales increases in Technical Colors boosted the Color Group’s quarterly revenue. Operating income increased as a result of higher sales, but gains were reduced by expenses incurred to grow the business and to pursue new product opportunities.

2003 OUTLOOK

For 2003, Sensient expects diluted earnings per share to be in the range of $1.83 to $1.86. Diluted earnings per share for third quarter 2003 are expected to be approximately 47 cents.

CONFERENCE CALL

The company will hold its conference call to discuss 2003 second quarter results at 9:00 a.m. CDT on Wednesday, July 16, 2003. To make a reservation for the conference call, contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.

-MORE-

Sensient Technologies Corporation                                                                                                                                                Page 3

Earnings Release – Quarter ended June 30, 2003

July 16, 2003

A replay will be available beginning at 11:00 a.m. CDT on July 16, 2003, through 11:00 p.m. CDT on July 23, 2003, by calling (706) 645-9291 and referring to passcode 1512336. A transcript of the call will also be posted on the Company’s web site at www.sensient-tech.com after the call concludes.

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Analysis of Operations & Financial Condition in our most recently filed annual report on Form 10-K for the year ended December 31, 2002, and quarterly report on Form 10-Q for the quarter ended March 31, 2003. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical ingredient systems and specialty chemicals for inkjet inks, display imaging and other applications. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.

-MORE-

Sensient Technologies Corporation	Page 4
(In thousands, except percentages and per share amounts)

Consolidated Earnings

	Three Months Ended June 30,			Six Months Ended June 30,
	2003	2002	% Change	2003	2002	% Change
Revenue	$261,928	$239,576	9.3	$497,025	$452,699	9.8
Cost of products sold	177,033	161,243	9.8	334,626	303,769	10.2
Selling and administrative expenses	46,202	39,615	16.6	88,772	77,677	14.3

Operating income	38,693	38,718	(0.1)	73,627	71,253	3.3
Interest expense	7,572	7,563		14,817	15,179

Earnings before income taxes	31,121	31,155	(0.1)	58,810	56,074	4.9
Income taxes	9,452	9,970		16,679	17,944

Net earnings	$21,669	$21,185	2.3	$42,131	$38,130	10.5

Earnings per common share:
Basic	$0.46	$0.44	4.5	$0.90	$0.80	12.5

Diluted	$0.46	$0.44	4.5	$0.89	$0.80	11.3

Average common shares outstanding:
Basic	46,824	47,609	(1.6)	46,939	47,478	(1.1)

Diluted	47,163	48,152	(2.1)	47,278	47,912	(1.3)

Results by Segment	Three Months Ended June 30,			Six Months Ended June 30,
Revenue	2003	2002	% Change	2003	2002	% Change
Flavors and Fragrances	$154,191	$147,350	4.6	$293,719	$281,232	4.4
Color	101,494	87,245	16.3	191,062	163,133	17.1
Corporate and other	16,006	15,400	3.9	30,984	29,149	6.3
Intersegment elimination	(9,763)	(10,419)	(6.3)	(18,740)	(20,815)	(10.0)

Consolidated	$261,928	$239,576	9.3	$497,025	$452,699	9.8

Operating Income	2003	2002	% Change	2003	2002	% Change
Flavors and Fragrances	$22,256	$23,731	(6.2)	$42,284	$42,668	(0.9)
Color	21,631	20,559	5.2	41,827	38,348	9.1
Corporate and other	(5,194)	(5,572)	(6.8)	(10,484)	(9,763)	7.4

Consolidated	$38,693	$38,718	(0.1)	$73,627	$71,253	3.3

- MORE -

Sensient Technologies Corporation	Page 5
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets

June 30,	2003	2002
Current assets	$524,677	$436,246
Intangibles (net)	415,887	351,263
Property, plant and equipment (net)	363,665	318,507
Other assets	92,513	75,038

Total Assets	$1,396,742	$1,181,054

Current liabilities	$258,062	$207,906
Long-term debt	530,583	442,530
Accrued employee and retiree benefits	37,684	34,650
Other liabilities	29,747	23,282
Shareholders' equity	540,666	472,686

Total Liabilities and Shareholders' Equity	$1,396,742	$1,181,054

Consolidated Statements of Cash Flows
Three Months Ended June 30,	2003	2002
Net cash provided by operating activities	$16,946	$27,459

Cash flows from investing activities:
Acquisition of property, plant and equipment	(26,945)	(8,170)
Proceeds from sale of assets	550	1,409
Increase in other assets	(47)	(1,351)

Net cash used in investing activities	(26,442)	(8,112)

Cash flows from financing activities:
Proceeds from additional borrowings	23,193	1,087
Reduction in debt	(133)	(20,637)
Purchase of treasury stock	(4,699)	—
Dividends paid	(7,084)	(6,325)
Proceeds from options exercised and other	1,362	6,196

Net cash provided by (used in) financing activities	12,639	(19,679)

Effect of exchange rate changes on cash and cash equivalents	(82)	317

Net increase (decrease) in cash and cash equivalents	3,061	(15)
Cash and cash equivalents at beginning of period	4,557	51

Cash and cash equivalents at end of period	$7,618	$36

Supplemental Information
Three Months Ended June 30,	2003	2002

Depreciation and amortization	$11,129	$10,029
Dividends per share	$0.1500	$0.1325

# # #

5